UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

HERITAGE PROPERTY INVESTMENT TRUST, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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131 Dartmouth Street
Boston, Massachusetts 02116

April 11, 2006

Dear Stockholder:

We cordially invite you to attend the 2006 Annual Meeting of Stockholders of Heritage Property Investment Trust, Inc., which will be held on Friday, May 12, 2006, at 9:00 a.m., local time, at:

The Westin Copley Place
10 Huntington Avenue
Boston, Massachusetts 02116

Your vote is very important. Whether or not you plan to attend the annual meeting, please carefully review the enclosed proxy statement and then cast your vote, regardless of the number of shares you hold. Please complete, sign, date and mail promptly the enclosed proxy or, for shares held in street name, the voting instruction form, in the return envelope. Voting by written proxy will ensure your representation at the annual meeting if you do not attend in person.

Sincerely,

Thomas C. Prendergast Chairman, President and Chief Executive Officer

131 Dartmouth Street
Boston, Massachusetts 02116

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF HERITAGE PROPERTY INVESTMENT TRUST, INC.:

NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Stockholders of Heritage Property Investment Trust, Inc., a Maryland corporation (the “Company”), will be held at The Westin Copley Place, 10 Huntington Avenue, Boston, Massachusetts 02116, on Friday, May 12, 2006, at 9:00 a.m., local time, for the following purposes:

1.                To elect four directors to serve three-year terms expiring in 2009. The Board of Directors of the Company has nominated and recommends for election as directors the following incumbent directors: Kenneth K. Quigley, Jr., Ritchie E. Reardon, William M. Vaughn III and Robert J. Watson.

2.                To consider and act upon any other matters that may properly come before the annual meeting or any adjournments or postponements of the meeting.

Our Board of Directors has fixed March 10, 2006 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting. Accordingly, only stockholders of record at the close of business on March 10, 2006 will be entitled to notice of, and to vote at, the annual meeting or any adjournments of the meeting.

STOCKHOLDERS ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE POSTPAID ENVELOPE PROVIDED. STOCKHOLDERS WHO ARE PRESENT AT THE ANNUAL MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON, IF THEY SO DESIRE.

By order of the Board of Directors,

Stephen H. Faberman Vice President, Corporate Counsel and Secretary
April 11, 2006

131 Dartmouth Street
Boston, Massachusetts 02116

PROXY STATEMENT

GENERAL INFORMATION

What is the Date, Time and Place of the Annual Meeting?

Heritage Property Investment Trust, Inc.’s (the “Company” or “Heritage”) annual meeting of stockholders will be held on Friday, May 12, 2006, beginning at 9:00 a.m. local time. The meeting will be held at The Westin Copley Place, 10 Huntington Avenue, Boston, Massachusetts 02116.

When Were the Proxy Materials Mailed?

We started mailing our proxy statement and proxy card to our stockholders on or about April 11, 2006. If you hold your Heritage shares in an account at a bank or brokerage firm, we generally cannot mail our proxy materials directly to you. Instead, your bank or brokerage firm will forward our proxy materials to you, and tell you how to give it voting instructions for your Heritage shares.

Who is Asking For My Proxy?

Our Board of Directors is asking for your proxy. When you give us your proxy, you authorize us to vote your Heritage shares as you direct on your proxy card. Giving a proxy allows your shares to be voted at the annual meeting even if you do not attend the meeting. Please complete, sign, date, and return your proxy card whether or not you plan on attending the annual meeting.

If you sign, date, and return your proxy card without specifying how you want your shares voted, we will vote your shares for each of our Board’s nominees for director.

Can I Revoke My Proxy?

You have the right to revoke your proxy. This right allows you to change your mind about how your shares will be voted at the annual meeting. You can revoke your proxy at any time before voting is declared closed at the annual meeting. You may revoke your proxy by mailing to Heritage a signed proxy with a later date in time for us to receive it before voting is declared closed, or by voting in person at the annual meeting. You cannot, however, revoke your proxy at the annual meeting if you do not attend in person.

If your proxy is not properly revoked, we will vote your shares as indicated by your most recent valid proxy.

How Does Heritage’s Board of Directors Solicit Proxies?

We may solicit proxies by mail, telephone calls and fax transmissions. Officers and employees of Heritage may solicit proxies, but will receive no compensation for doing so. We will pay the costs of soliciting proxies.

We will ask banks, brokerage houses, and other types of custodians of Heritage stock to forward our proxy materials to their clients. We will pay for the expenses incurred in this process.

What Stockholders Are Entitled To Vote?

Our Board of Directors has set March 10, 2006 as the record date for the annual meeting. This date determines which stockholders are entitled to receive notice of the annual meeting and to vote at the meeting. You must have owned Heritage common stock of record on March 10, 2006 in order to vote at this year’s annual meeting.

What are the Voting Rights of Stockholders?

Each share of common stock on the record date entitles its holder to cast one vote on each matter to be voted on.

How Many Shares Were Outstanding On The Record Date?

We had outstanding 47,796,980 shares of common stock on March 10, 2006.

What is a Quorum?

A quorum is the number of shares of Heritage common stock that must be present, either in person or by proxy, at the annual meeting in order for voting to be conducted. At our annual meeting, the presence of stockholders or their proxies who are entitled to cast at least a majority of the votes that all stockholders are entitled to cast will constitute a quorum. Votes withheld from director nominees, abstentions and “broker non-votes” (see below for an explanation of broker non-votes) will still be counted in determining whether a quorum has been reached.

How Do I Vote?

If you hold your shares directly, you have two ways to vote, as explained below and on your proxy card. If your shares are in an account at a bank or broker, you will receive an instruction card and information on how to give voting instructions to your bank or broker.

If you hold your shares directly, you may:

•       Complete, sign, date, and return the enclosed proxy card in the envelope provided. The envelope requires no postage if mailed in the United States.

OR

•       Vote in person by attending the annual meeting. We will distribute ballots on request to stockholders who are eligible to vote at the annual meeting. Even if you returned a proxy before the annual meeting, you may revoke it and vote in person.

How Do I Gain Admission to the Meeting?

All holders of our common stock at the close of business on March 10, 2006, the record date for the annual meeting, or their duly appointed proxies, are authorized to attend the annual meeting. If you attend the meeting, you may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices, and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a bank, broker or other nominee), you will need to bring a copy of the brokerage statement reflecting your stock ownership as of March 10, 2006.

What Is A Broker Non-Vote?

If your Heritage shares are held in a brokerage account, your broker is obligated to vote your shares as instructed by you. A broker “non-vote” occurs when the broker does not vote on a proposal because the broker’s customer has not provided voting instructions and the broker does not have discretionary authority to vote on the matter. These broker “non-votes” are not considered in the calculation of votes cast and therefore will have no effect on the vote with respect to the matter.

What Vote Is Required For A Proposal To Pass?

In the election of directors, the affirmative vote of a plurality of the shares of common stock present or represented and entitled to vote at the annual meeting, in person or by proxy, is required for the election of each of the nominees. Abstentions and broker “non-votes” will have no effect on the voting outcome with respect to the election of directors. Although counted as present for the purpose of determining a quorum, abstentions and broker “non-votes” are not counted for any purpose in determining whether a matter has been approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Principal Stockholders

The following table sets forth information with respect to each person known to us to be the beneficial owner of more than 5% of our issued and outstanding common stock as of March 10, 2006. As of March 10, 2006, 47,796,980 shares of common stock were issued and outstanding.

	Amount and Nature of Beneficial Ownership*
Name and Address of Beneficial Owner	Outstanding Shares	Right to Acquire	Total Number	Percentage of Class
New England Teamsters and Trucking Industry Pension Fund/Net Realty Holding Trust(1)	19,563,558	—	19,563,558	40.9%
ING Clarion Real Estate Securities, L.P.(2)	4,507,231	—	4,507,231	9.4%
Cohen & Steers, Inc.(3)	4,387,000	—	4,387,000	9.2%

*                    Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 10, 2006 are deemed outstanding for that person. These shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise noted, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

(1)          The principal address of The New England Teamsters and Trucking Industry Pension Fund (“NETT”) and Net Realty Holding Trust is 1 Wall Street, Burlington, Massachusetts 01803. NETT owns all of the outstanding interests in Net Realty Holding Trust, our largest stockholder, and as such, may be deemed to be the beneficial owner of all the shares of our common stock owned by Net Realty Holding Trust.  Information is based on company records.

(2)          The principal address of ING Clarion Real Estate Securities, L.P. is 259 N. Radnor-Chester Road, Suite 205, Radnor, Pennsylvania 19087. Information is based on a Schedule 13G filed with the SEC on October 13, 2005. The Schedule 13G indicates that the reporting entity is an investment adviser with sole voting power over 4,507,231 shares and sole dispositive power over 4,507,231 shares.

(3)          The principal address of Cohen & Steers, Inc. is 280 Park Avenue, 10th Floor, New York, New York 10017. Information is based on a Schedule 13G filed with the SEC by Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. on February 13, 2006. The Schedule 13G indicates that the reporting entities are investment advisers with sole voting power over 4,322,000 shares and sole dispositive power over 4,387,000 shares.

Management Stockholders

The following table sets forth information as of March 10, 2006, with respect to the beneficial ownership of common stock by each of our directors, executive officers, and by all directors and executive officers as a group. The principal address of each of the persons named below is care of Heritage Property Investment Trust, Inc., 131 Dartmouth Street, Boston, Massachusetts 02116.

	Amount and Nature of Beneficial Ownership•
Name	Outstanding Shares	Right to Acquire		Total Number	Percentage of Class
Bruce A. Anderson	17,100	1,666		18,766	*
Joseph L. Barry(1)	10,000	—		10,000	*
Bernard Cammarata	—	94,043	(2)	94,043	*
Stephen H. Faberman	15,118	—		15,118	*
Richard C. Garrison	1,500	10,333	(3)	11,833	*
David G. Gaw	124,200	230,000		354,200	*
Michael J. Joyce	—	2,406	(4)	2,406	*
David W. Laughton(5)	1,000	—		1,000	*
Mark A. Nevens	1,000	2,500		3,500	*
Patrick H. O’Sullivan	33,740	97,000		130,740	*
Kevin C. Phelan	7,217	12,000	(6)	19,217	*
Robert G. Prendergast(7)	52,713	74,000		126,713	*
Thomas C. Prendergast(8)	893,384	1,073,334		1,966,718	4.0%
Kenneth K. Quigley, Jr.	5,574	15,334	(9)	20,908	*
Ritchie E. Reardon(10)	1,020	—		1,020	*
Barry S. Rodenstein	31,100	12,000		43,100	*
David C. Sweetser	12,100	—		12,100	*
William M. Vaughn(11)	500	—		500	*
Robert J. Watson	6,815	14,819	(12)	21,634	*
Louis C. Zicht	21,550	38,500		60,050	*
All directors and executive officers as a group (20 persons)	1,235,631	1,677,935		2,913,566	5.9%

*                    Less than 1% of the issued and outstanding shares of common stock.

•                     Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 10, 2006, are deemed outstanding for that person. These shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated below and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. Shares included in the table above in the column entitled “Right to Acquire” represent (a) shares subject to outstanding stock options currently exercisable or exercisable within 60 days of March 10, 2006, and (b) in the case of those directors noted below, shares that may be issued in settlement of deferred stock units.

(1)          Mr. Barry is Co-Chairman of the Board of Trustees of NETT and Net Realty Holding Trust and therefore may be deemed to be the beneficial owner of all shares of common stock beneficially owned by NETT and Net Realty Holding Trust. Mr. Barry disclaims beneficial ownership of the shares of common stock beneficially owned by NETT and Net Realty Holding Trust.

(2)          Represents (a) 89,453 shares of common stock subject to options held by Mr. Cammarata that are currently exercisable or exercisable within 60 days of March 10, 2006, and (b) 4,590 deferred stock units credited to Mr. Cammarata’s account and discussed below under “Proposal One—Election of Directors—Compensation of Directors.”

(3)          Represents (a) 8,333 shares of common stock subject to options held by Mr. Garrison that are currently exercisable or exercisable within 60 days of March 10, 2006, and (b) 2,000 deferred stock units credited to Mr. Garrison’s account and discussed below under “Proposal One—Election of Directors—Compensation of Directors.”

(4)          Represents 2,406 deferred stock units credited to Mr. Joyce’s account and discussed below under “Proposal One—Election of Directors—Compensation of Directors.”

(5)          Mr. Laughton is Co-Chairman of the Board of Trustees of NETT and Net Realty Holding Trust and therefore may be deemed to be the beneficial owner of all shares of common stock beneficially owned by NETT and Net Realty Holding Trust. Mr. Laughton disclaims beneficial ownership of the shares of common stock beneficially owned by NETT and Net Realty Holding Trust.

(6)          Represents (a) 10,000 shares of common stock subject to options held by Mr. Phelan that are currently exercisable or exercisable within 60 days of March 10, 2006, and (b) 2,000 deferred stock units credited to Mr. Phelan’s account and discussed below under “Proposal One—Election of Directors—Compensation of Directors.”

(7)          Mr. Prendergast is the brother of Thomas C. Prendergast, our Chairman, President and Chief Executive Officer. Mr. Prendergast disclaims beneficial ownership of all shares of common stock beneficially owned by Thomas C. Prendergast.

(8)          Mr. Prendergast is the brother of Robert G. Prendergast, our Senior Vice President, Chief Operating Officer. Mr. Prendergast disclaims beneficial ownership of all shares of common stock beneficially owned by Robert G. Prendergast.

(9)          Represents (a) 13,334 shares of common stock subject to options held by Mr. Quigley that are currently exercisable or exercisable within 60 days of March 10, 2006, and (b) 2,000 deferred stock units credited to Mr. Quigley’s account and discussed below under “Proposal One—Election of Directors—Compensation of Directors.”

(10)   Mr. Reardon is a member of the Board of Trustees of NETT and Net Realty Holding Trust and therefore may be deemed to be the beneficial owner of all shares of common stock beneficially owned by NETT and Net Realty Holding Trust. Mr. Reardon disclaims beneficial ownership of the shares of common stock beneficially owned by NETT and Net Realty Holding Trust.

(11)   Mr. Vaughn is a member of the Board of Trustees of NETT and Net Realty Holding Trust and therefore may be deemed to be the beneficial owner of all shares of common stock beneficially owned by NETT and Net Realty Holding Trust. Mr. Vaughn disclaims beneficial ownership of the shares of common stock beneficially owned by NETT and Net Realty Holding Trust.

(12)   Represents (a) 6,666 shares of common stock subject to options held by Mr. Watson that are currently exercisable or exercisable within 60 days of March 10, 2006, and (b) 8,153 deferred stock units credited to Mr. Watson’s account and discussed below under “Proposal One—Election of Directors—Compensation of Directors.”

PROPOSAL ONE
ELECTION OF DIRECTORS

Pursuant to the Company’s charter, our Board of Directors is divided into three classes. The terms of current Class 1 directors Kenneth K. Quigley, Jr., Ritchie E. Reardon, William M. Vaughn III and Robert J. Watson expire at the 2006 annual meeting, while the terms of the remaining two classes of directors expire at the annual meetings of stockholders to be held in 2007 or 2008, as specified below. Messrs. Quigley, Reardon, Vaughn and Watson have been nominated and recommended for election to serve as directors for a three-year term until the annual meeting of stockholders to be held in 2009. As discussed below under “Corporate Governance Matters—Independence,” based on its review of the relationships between its existing directors (including the director nominees) and Heritage, our Board of Directors has affirmatively determined that if these nominees are elected, ten of the eleven directors serving on our Board of Directors will be independent under the rules of the New York Stock Exchange (the “NYSE”).

If, for any reason, any of the above-mentioned candidates for election becomes unavailable for election or service, the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by our Board of Directors, or, if no recommendation is given, for any substitute nominee in their own discretion.

Biographical Information of the Class 1 Nominees

The information set forth below is submitted with respect to the nominees for election to our Board of Directors.

Kenneth K. Quigley, Jr., age 48, has been a director since April 2002. Since February 1996, Mr. Quigley has been President of Curry College, a private independent college offering undergraduate and graduate degrees, located in Milton, Massachusetts.

Ritchie E. Reardon, age 54, has been a director since September 2004. Mr. Reardon is President of Teamsters Local 25, of Boston, Massachusetts, a position he has held since April 2003. Prior to that time, from December 2000 until April 2003, Mr. Reardon was Secretary-Treasurer of Teamsters Local 25. Mr. Reardon is a co-trustee of NETT and Net Realty Holding Trust, our largest stockholder.

William M. Vaughn III, age 65, has been a director since July 1999. Since January 1, 2006, Mr. Vaughn has been a consultant to Ahold USA, Inc., the parent company of The Stop & Shop Supermarket Company, a grocery chain headquartered in Massachusetts. From January 2003 to December 2005, Mr. Vaughn was Senior Vice President, Labor Relations of Ahold U.S.A. Prior to that time, Mr. Vaughn was Executive Vice President, Human Resources of The Stop & Shop Supermarket Company, with whom he was employed since 1974. Mr. Vaughn is a co-trustee of NETT and Net Realty Holding Trust, our largest stockholder.

Robert J. Watson, age 55, has been a director since April 2002. Mr. Watson is Chairman, Chief Executive Officer and principal stockholder of LPM Holding Company, a food service conglomerate that services principally the Eastern United States. Mr. Watson has been with LPM Holding Company and its predecessor entity, The Tobin Corporation, since 1988. Prior to March 11, 2006, Mr. Watson was also a director and member of the audit committee of Strategic Hotels, Inc., a publicly-traded real estate investment trust that owns and manages hotels.

Vote Required

The affirmative vote of a plurality of all the votes cast at the annual meeting, assuming a quorum is present, is necessary for the election of a director. Therefore, the four individuals with the highest number of affirmative votes will be elected to the four directorships. For purposes of the election of Directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES SET FORTH ABOVE.

Class 2 Incumbent Directors—Terms Expiring at the 2007 Annual Meeting

Joseph L. Barry, Jr., age 72, has been a director since July 1999. Mr. Barry has served as President of Hallmark Mechanical Corp., a machinery service company, since 1990, and as President of Hallamore Corp., a transportation and rigging company, since 1956. Since 1975, Mr. Barry has also served as Chairman of Northeast Concrete Products. Mr. Barry is co-chairman of NETT and Net Realty Holding Trust, our largest stockholder. Mr. Barry is also a director and member of the audit committee of Bottomline Technologies, Inc., a publicly-traded software company.

Richard C. Garrison, age 57, has been a director since April 2002. Since December 2005, Mr. Garrison has been Senior Vice President, Organizational Development of Vertex Pharmaceuticals, Incorporated, a publicly-traded biotechnology company. Prior to that time, Mr. Garrison was President of Bink Inc., a management-consulting firm located in Boston, Massachusetts that he founded in 2001.

David W. Laughton, age 57, has been a director since July 1999. Mr. Laughton has been Secretary-Treasurer/Principal Officer of the Teamsters Local 633, of Manchester, New Hampshire for more than the last five years. Mr. Laughton is co-chairman of NETT and Net Realty Holding Trust, our largest stockholder.

Class 3 Incumbent Directors—Terms Expiring at the 2008 Annual Meeting

Bernard Cammarata, age 66, has been a director since July 1999. Until September 2005, Mr. Cammarata was Chairman of the Board of TJX Companies, Inc., a leading publicly-traded off-price retailer of apparel and home fashions, a position he had held since 1999. In September 2005, Mr. Cammarata became the Chief Executive Officer of TJX, a position he held prior to 1999.

Michael J. Joyce, age 64, has been a director since June 2004. Mr. Joyce served as New England Managing Partner of the public accounting firm, Deloitte & Touche LLP, until his retirement in June 2004 and has over 30 years of accounting, auditing, and consulting experience. Mr. Joyce is also a director and member of the audit committees of publicly-traded companies, A.C. Moore Arts & Crafts Inc. and Allegheny Technologies Incorporated, and is a trustee and member of the audit committee of publicly-traded, Brandywine Realty Trust, and is a member of the American Institute of Certified Public Accountants.

Thomas C. Prendergast, age 56, has served as our Chairman, President and Chief Executive Officer since July 1999. Prior to that time, from 1980 until July 1999, Mr. Prendergast was President and Chief Executive Officer of our predecessor company, the real estate company formed by NETT in 1970. Mr. Prendergast’s employment agreement with the Company provides that he is to be nominated as a director of the Company. Mr. Prendergast is the brother of Robert G. Prendergast, our Senior Vice President, Chief Operating Officer.

Kevin C. Phelan, age 61, has been a director since April 2002. Mr. Phelan is Executive Vice President and Director of Meredith & Grew, Incorporated, a full-service real estate company headquartered in Boston, Massachusetts, with whom he has been employed since 1978. Mr. Phelan is also a director of Mellon Private Asset Management, a publicly-traded mutual fund.

Additional Disclosure Regarding Net Realty Holding Trust

In connection with Heritage’s initial public offering completed in April 2002, we entered into an amended stockholders agreement with our largest stockholder, Net Realty Holding Trust, pursuant to which, among other things, we agreed that as long as Net Realty Holding Trust owns at least 25% of the outstanding shares of our common stock, Net Realty Holding Trust will have the right to designate four individuals for election to our Board of Directors. As of March 10, 2006, Net Realty Holding Trust owned approximately 41% of our outstanding common stock and has previously designated Messrs. Barry, Laughton, Reardon and Vaughn as its designees for election to our Board of Directors.  See the section of this proxy statement entitled “Certain Relationships and Related Transactions” for a more detailed description of this stockholders agreement.

Board of Directors and Standing Committees

During 2005, our Board of Directors held eight meetings (including telephonic meetings). None of the directors who served as a director in 2005 attended less than 75% of the aggregate of the total number of meetings of the Board of Directors and of any meetings of committees on which he served during that period of service. All of our directors are strongly encouraged by us to attend our annual meeting of stockholders. All of our directors attended our 2005 annual meeting of stockholders.

Audit Committee

Our Board of Directors has established an audit committee that is responsible for general oversight of: (1) our financial reporting processes and the audit of our financial statements, including the integrity of our financial statements; (2) the independence, qualification and performance of our independent registered public accounting firm; (3) the performance of our internal audit function; and (4) risk assessment and risk management. The committee has the responsibility for selecting our independent registered public accounting firm and pre-approving audit and non-audit services. Among other things, the audit committee prepares the audit committee report for inclusion in the annual proxy statement, reviews the audit committee charter and the committee’s performance, approves the scope of the annual audit, and reviews our disclosure controls and procedures, internal controls, information security policies, and internal audit function. The committee also oversees investigations into complaints concerning financial matters. The audit committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the committee deems necessary to carry out its duties.

Our Board of Directors has adopted a written charter for the audit committee. This charter is available on our website at www.heritagerealty.com. You may also obtain a print copy of this charter free of charge by submitting a written request to Corporate Secretary, Heritage Property Investment Trust, Inc., 131 Dartmouth Street, Boston, Massachusetts 02116.

The audit committee is presently composed of Kenneth K. Quigley, Jr., who serves as Chairman, Michael J. Joyce and Robert J. Watson. During 2005, the audit committee met nineteen times, including telephonic meetings. Our Board of Directors has determined that Mr. Joyce’s simultaneous service on four public company audit committees will not impair his ability to serve on Heritage’s audit committee.

Our audit committee’s written charter requires that all members of the committee meet the independence, experience, financial literacy and expertise requirements of the NYSE, the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations of the SEC, all as in effect from time to time. All of the members of the audit committee meet the foregoing requirements. Our Board of Directors has determined that Michael J. Joyce is an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Compensation Committee

Our Board of Directors has established a compensation committee to, among other things, (i) review and approve corporate goals and objectives relevant to the compensation of our senior officers, (ii) make recommendations to our Board of Directors with respect to incentive compensation plans and equity-based plans, (iii) conduct a biennial review of director compensation, (iv) assist our Board of Directors in developing and evaluating potential candidates for executive positions and overseeing the development of executive succession plans, and (v) review and approve employment agreements, severance arrangements and change in control agreements. The compensation committee has the authority to obtain advice and assistance from outside legal, or other advisors as the committee deems necessary to carry out its duties.

Our Board of Directors has adopted a written charter for the compensation committee. This charter is available on our website at www.heritagerealty.com. You may also obtain a print copy of this charter free of charge by submitting a written request to Corporate Secretary, Heritage Property Investment Trust, Inc., 131 Dartmouth Street, Boston, Massachusetts 02116.

The compensation committee is presently composed of Robert J. Watson, who serves as Chairman, Bernard Cammarata, and Kenneth K. Quigley, Jr. After the annual meeting, the compensation committee will be composed of Mr. Cammarata, who will serve as Chairman, and Messrs. Laughton, Quigley, Vaughn and Watson. All of the current members of our compensation committee, as well as the members to serve on the committee after the annual meeting, meet the independence requirements of the NYSE and the SEC. The compensation committee met ten times in 2005, including telephonic meetings.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for (i) assisting our Board of Directors in identifying candidates qualified for membership on our Board of Directors, (ii) recommending to our Board of Directors the director nominees for the next annual meeting of stockholders, (iii) recruiting those individuals for membership on our Board of Directors, (iv) recommending to our Board of Directors the director nominees and the chairperson for each committee and the presiding director at the executive sessions of our Board of Directors, (v) providing counsel to our Board of Directors with respect to the corporate governance guidelines to be followed by our Board of Directors and management and (vi) assessing the effectiveness of our Board of Directors.  The nominating and corporate governance committee has the authority to obtain advice and assistance from outside legal, or other advisors as the committee deems necessary to carry out its duties.

Our Board of Directors has adopted a written charter for the nominating and corporate governance committee. This charter is available on our website at www.heritagerealty.com. You may also obtain a print copy of this charter free of charge by submitting a written request to Corporate Secretary, Heritage Property Investment Trust, Inc., 131 Dartmouth Street, Boston, Massachusetts 02116.

The nominating and corporate governance committee is presently composed of Richard C. Garrison, who serves as Chairman, Kevin C. Phelan, Kenneth K. Quigley, Jr. and Robert J. Watson. All of the members of our nominating and corporate governance committee meet the independence requirements of the NYSE and the SEC. The nominating and corporate governance committee met four times in 2005.

The nominating and corporate governance committee has approved, and our Board of Directors has adopted, policies and procedures to be used for considering potential director candidates. The director qualifications developed to date focus on what the nominating and corporate governance committee believes to be essential competencies to effectively serve on the Board of Directors. In reviewing and considering potential nominees for our Board of Directors, the nominating and corporate governance committee looks for the following qualities and skills:

(i)                   extent of public company, real estate, retail and/or other financial experience;

(ii)               breadth of knowledge regarding the Company and its industry;

(iii)           substantial achievement in professional and personal pursuits;

(iv)             personal integrity and honesty;

(v)                 leadership skills;

(vi)             commitment to long-term interests of stockholders;

(vii)         willingness and ability to make time commitment;

(viii)     contribution to diversity of Board of Directors;

(ix)             skills and experience that will complement existing make-up of Board of Directors;

(x)                 independence (consistent with the rules and standards of the SEC and NYSE); and

(xi)             extent of any contractual obligation of the Company to nominate designees of any stockholder.

Before recommending any individuals for election to our Board of Directors, the nominating and corporate governance committee will first determine the appropriate size of our Board of Directors and what skill sets should be represented on our Board of Directors. If the nominating and corporate governance committee concludes that the current size is appropriate, it will first review each of the incumbent directors whose term is expiring to determine whether that individual should be nominated for reelection to our Board of Directors. The criteria considered by the nominating and corporate governance committee are described above.

If the nominating and corporate governance committee determines that our Board of Directors needs to be expanded or that the incumbent directors whose terms are expiring should not be nominated for reelection, the nominating and corporate governance committee will seek recommendations from other Board members and senior management for possible candidates, and if no appropriate candidates are identified, the nominating and corporate governance committee will consider retaining a search firm. In addition, the nominating and corporate governance committee will consider nominating any candidate proposed by stockholders. Any candidate nominated by a stockholder would be evaluated on the same basis as all other Board candidates.

Once a candidate is identified who has not previously served on our Board of Directors, the nominating and corporate governance committee will arrange meetings between the candidate and each of the nominating and corporate governance committee’s members as well as the Company’s senior management. The nominating and corporate governance committee will also seek to have the candidate meet with other directors. The nominating and corporate governance committee will also undertake whatever investigative and due diligence activities it deems necessary to verify the candidate’s credentials and determine whether the candidate would be a positive contributor to the operations of the Board of Directors and a good representative of the stockholders.

As noted above, the nominating and corporate governance committee’s policy is to consider director nominees recommended by stockholders. Pursuant to Article II, Section 4 of the Company’s bylaws, a stockholder wishing to nominate a candidate must file a written notice of the nomination with the Secretary of the Company not less than 90 days nor more than 150 days prior to the election of directors. When submitting a recommendation to the Secretary, the stockholder must include the following information:

(i)            the name, age, date of birth, business address, residence address and nationality of the person recommended by the stockholder;

(ii)        the number of shares of each series of the Company owned of record or beneficially by the candidate and by the stockholder;

(iii)    a description of the qualifications and background of the candidate that address the minimum qualifications and other criteria for Board membership as approved from time to time;

(iv)      the written and signed consent of the candidate to be named as a nominee and to serve as a director if elected; and

(v)          a description of all arrangements or understandings between the recommending stockholder and the candidate and any other person or persons (including their names) pursuant to which the recommendation is being made by the recommending stockholder.

If it is determined that the candidate has no conflicts of interest or directorships with other companies that would disqualify the candidate from serving as a director of the Company, the candidate’s name will be presented to the nominating and corporate governance committee for consideration.

Corporate Compliance Committee

Our Board of Directors has also established a corporate compliance committee, which is responsible for establishing company-wide compliance guidelines and procedures.  The corporate compliance committee has the authority to obtain advice and assistance from outside legal or other advisors as the committee deems necessary to carry out its duties.

The corporate compliance committee is presently composed of Kenneth K. Quigley, Jr., who serves as chairman, Kevin C. Phelan, William M. Vaughn III and Robert J. Watson and two management representatives, Robert G. Prendergast, our Senior Vice President, Chief Operating Officer, and Stephen H. Faberman, our Vice President, Corporate Counsel, who also serves as our chief compliance officer. The corporate compliance committee met twice in 2005.

Finance Committee

Our Board of Directors has also established a finance committee, which is responsible for advising our Board of Directors regarding capital markets and other significant transactions.

The finance committee is presently composed of Kevin C. Phelan, who serves as chairman, Joseph L. Barry, Michael J. Joyce, Kenneth K. Quigley, Jr. and Robert J. Watson. The finance committee met twice in 2005.

Management Executive Committee

Our Board of Directors has also established a management executive committee, consisting of three of our executive officers, Thomas C. Prendergast, our Chairman, President and Chief Executive Officer, David G. Gaw, our Senior Vice President, Chief Financial Officer and Treasurer, and Robert G. Prendergast, our Senior Vice President, Chief Operating Officer. This committee is authorized to approve real estate and other transactions up to $65 million without the approval of the Board of Directors.

Corporate Governance Matters

Independence

Our Board of Directors has adopted categorical standards under the NYSE Corporate Governance Rules to assist it in making independence determinations. Under those standards, in determining independence each year, our Board of Directors will analyze each director’s relationship with Heritage and, if appropriate, affirmatively determine that each director has no “material relationship” with Heritage.  In making this determination, the following objective categorical standards under the NYSE Corporate Governance or SEC Rules will first be considered in determining whether a relationship is material and thus would disqualify a director from being independent:

1.                The director is an employee of Heritage or any of its subsidiaries.

2.                An immediate family member of the director is an executive officer of Heritage or any of its subsidiaries

3.                The director (or an immediate family member of the director) receives more than $100,000 per year in direct compensation from Heritage or any of its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that compensation is not contingent in any way on continued service).

4.                The director is affiliated with or employed by a present or former (internal or external) auditor of Heritage or an immediate family member of the director is affiliated with or employed in a professional capacity by a present or former (internal or external) auditor of Heritage;

5.                The director (or an immediate family member of the director) is employed as an executive officer of another company where any of Heritage’s executives served on that company’s compensation committee.

6.                The director is an affiliate, executive officer or employee (or an immediate family member of the director is an affiliate or executive officer) of another company that made payments to, or received payments from, Heritage or any of its subsidiaries for property or services in an amount that, in any single fiscal year, exceeded the greater of $1 million or two percent (2%) of such other company’s consolidated gross revenues.

7.                The director (or an immediate family member of the director) is an affiliate or executive officer of another company which was indebted to Heritage, or to which Heritage was indebted, where the total amount of either company’s indebtedness to the other was five percent (5%) or more of the total consolidated assets of the company he or she served as an affiliate or executive officer.

8.                The director (or an immediate family member of the director) is an officer, director or trustee of a charitable organization where Heritage’s (or an affiliated charitable foundation’s) annual discretionary charitable contributions to the charitable organization, exceeded the greater of $1 million and five percent (5%) of that organization’s consolidated gross revenues.

The standards listed above are applied to each of the past three years. “Affiliate” includes any person beneficially owning in excess of 10% of the voting power of, or a general partner or managing member of, a company.

After consideration of these objective standards, any other subjective factor that might be relevant in determining independence is then considered. When assessing the “materiality” of a director’s relationship with Heritage, the Board will consider all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, and the frequency or regularity of any services provided to or by Heritage for the benefit of that person or organization, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to Heritage as those prevailing at the time from unrelated parties for comparable transactions. In that assessment, material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships.

Our Board of Directors has determined that, based on our categorical standards, none of our current directors, except for Mr. Prendergast, has a material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and that each is “independent” within the meaning of our director independence standards and the NYSE Corporate Governance Rules. Furthermore, our Board of Directors has determined that none of the members of each of our Board’s committees has a material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and that each is “independent” within the meaning of our director independence standards and the NYSE Corporate Governance Rules.

Corporate Governance Guidelines

Our Board of Directors has adopted corporate governance guidelines. These guidelines serve as principles for the conduct of our Board of Directors. They reflect our Board’s commitment to ensuring adherence to good corporate governance principles. The corporate governance guidelines, which meet the requirements of the NYSE listing standards, address a number of topics, including, among other things, director qualifications and responsibilities, the functioning of the Board of Directors, the responsibilities and composition of the Board committees, director compensation and annual Board review and self-evaluations. These guidelines are available on our website at www.heritagerealty.com. You may obtain a print copy of these guidelines free of charge by submitting a written request to Corporate Secretary, Heritage Property Investment Trust, Inc., 131 Dartmouth Street, Boston, Massachusetts 02116.

Codes of Ethics

We have adopted a Code for Ethics for Financial Professionals that applies to our chief executive officer and “senior financial officers,” including our principal financial and accounting officer and controller, within the meaning of the Sarbanes-Oxley Act of 2002, and a Code of Ethics that applies to all employees and directors. These codes of ethics are posted on our website at www.heritagerealty.com. You may obtain a print copy of these codes of ethics free of charge by submitting a written request to Corporate Secretary, Heritage Property Investment Trust, Inc., 131 Dartmouth Street, Boston, Massachusetts 02116

Communications with our Board of Directors

If you wish to communicate with any of our directors or our Board of Directors as a group, you may do so by writing to that director or to our Board of Directors, c/o Stephen H. Faberman, Vice President, Corporate Counsel and Secretary, Heritage Property Investment Trust, Inc., 131 Dartmouth Street, Boston, Massachusetts 02116.

If you wish to communicate with the audit committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters, you may do so by writing to the chairman of the audit committee of Heritage Property Investment Trust, Inc., c/o Stephen H. Faberman, Vice President, Corporate Counsel and Secretary, Heritage Property Investment Trust, Inc., 131 Dartmouth Street, Boston, Massachusetts 02116.

If you wish to communicate with our non-management directors as a group, you may do so by writing to Robert J. Watson, Lead Director, c/o Stephen H. Faberman, Vice President, Corporate Counsel and Secretary, Heritage Property Investment Trust, Inc., 131 Dartmouth Street, Boston, Massachusetts 02116.

We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by Mr. Faberman will be forwarded promptly to the addressee(s).

Lead Independent Director

The Board of Directors established the position of “lead” director in 2003. The lead director is currently Robert J. Watson. The lead director serves as the liaison between the Board of Directors and senior management, including the Chief Executive Officer, and between the directors themselves.

Executive Sessions

Directors who qualify as “non-management” directors within the meaning of the NYSE rules meet on a regular basis in executive session without management participation. These sessions generally occur at the end of each Board meeting. Robert J. Watson, who has been elected by our Board of Directors as lead director, chairs these executive sessions.

Stock Ownership Guidelines

In January 2004, our Board of Directors adopted a policy that all non-management and non-NETT designated directors should hold meaningful equity ownership positions in the Company. We believe that stock ownership requirements for non-management directors ensure that the interests of the directors continue to be closely aligned with the interests of our stockholders. Under the current guidelines adopted by our Board of Directors, non-management and non-NETT designated directors are expected to acquire, every three years, shares of our common stock with a market value approximately equal to one year’s compensation as a director.

Compensation of Directors

Effective January 1, 2006, our Board of Directors and compensation committee amended the compensation paid to directors to reflect current market levels of compensation. As a result of the changes, our directors receive the following compensation:

Annual retainer	$30,000
Fee for each Board meeting attended	$1,500
Lead Director retainer	$25,000
Audit Committee Chair retainer	$10,000
Compensation Committee Chair retainer	$6,000
Nominating and Corporate Governance Committee Chair retainer	$4,000
Other Committee Chair retainer	$4,000
Fee for each committee meeting attended	$1,500

In addition to the compensation above, each member of the Board of Directors (other than Mr. Prendergast and the designees of NETT) receives an annual grant of 1,000 deferred stock units. These deferred stock units are not issued until the director ceases to be on our Board, at which time an equivalent number of shares of our common stock will be issued. Prior to that time, we maintain an account for each director indicating the number of deferred stock units, together with accrued dividends, which will be paid in the form of additional deferred stock units. For example, a director who serves for five years would ultimately be credited with 5,000 deferred stock units. In addition, dividends would accrue (but not be paid in cash) on each 1,000 unit annual grant. Upon leaving our Board, that director would be issued 5,000 shares of common stock (1 share for each deferred stock unit) and all accrued dividends.

Directors may elect to receive their retainer and meeting compensation in the form of cash, shares of our common stock or additional deferred stock units.

Those of our directors who are also employees of Heritage or who are members of the Board of Trustees of NETT do not receive compensation for their service on our Board of Directors, or any of its committees. Consequently, neither Mr. Prendergast, Mr. Barry, Mr. Laughton, Mr. Reardon nor Mr. Vaughn receives compensation for serving as director or committee member.

The number of deferred stock units credited to our directors as of March 10, 2006 is as follows:

Name	Deferred Stock Units
Bernard Cammarata	4,590
Richard C. Garrison	2,000
Michael J. Joyce	2,406
Kevin C. Phelan	2,000
Kenneth K. Quigley	2,000
Robert J. Watson	8,153

Audit Committee Report

The audit committee reviews our financial reporting process on behalf of our Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited financial statements to accounting principles generally accepted in the United States of America.

In this context, the audit committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements. The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). In addition, the audit committee has received from the independent registered public accounting firm the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. In addition, the audit committee has considered whether the independent registered public accounting firm’s provision of non-audit services to us is compatible with the firm’s independence.

In reliance on the reviews and discussions referred to above, the audit committee recommended to our Board of Directors, and our Board has approved, that the audited financial statements be included in our Annual Report on SEC Form 10-K for the year ended December 31, 2005, for filing with the SEC.

The foregoing report has been furnished by the current members of the audit committee.

Kenneth K. Quigley, Jr., Chairman, Michael J. Joyce and Robert J. Watson

Relationship with Auditors

Principal Accountant Fees and Services for 2005

KPMG LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2005. A representative of KPMG LLP is expected to be present at the annual meeting with the opportunity to make a statement, if he or she so desires, and to answer appropriate questions from stockholders.

Fees paid to KPMG LLP related to the 2005 fiscal year are as follows:

Audit Fees(1)	$939,000
Audit Related Fees(2)	$141,000
Total Audit and Audit Related Fees	$1,080,000
Tax Service Fees(3)	$130,000
All Other Fees	—
Total Fees	$1,210,000

(1)          Consists of the integrated audit of our annual consolidated financial statements and reviews of interim financial statements, which includes work performed in connection with the assessment of our internal controls over financial reporting and requirements imposed by the Sarbanes-Oxley Act of 2002, consents in connection with SEC registration statements, accounting and reporting consultation directly related to our financial statements and fees incurred in connection with the restatement of our financial statements for the fiscal years ended December 31, 2004 and 2003, and each of the quarterly periods therein, and the quarterly periods ended June 30, and March 31, 2005.

(2)          Consists of audits of financial statements of a subsidiary, accounting and reporting consultation not directly related to our financial statements and fees incurred in connection with the restatement of the financial statements of a subsidiary for the fiscal years ended December 31, 2004 and 2003, and each of the quarterly periods therein, and the quarterly periods ended June 30, and March 31, 2005.

(3)          Consists of tax compliance and consulting services.

Principal Accountant Fees and Services for 2004

KPMG LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2004. Fees paid to KPMG LLP related to the 2004 fiscal year are as follows:

Audit Fees(1)	$989,000
Audit Related Fees(2)	$187,000
Total Audit and Audit Related Fees	$1,176,000
Tax Service Fees(3)	$148,000
All Other Fees	—
Total Fees	$1,324,000

(1)          Consists of the audit of our annual consolidated financial statements and reviews of interim financial statements, comfort letters and consents in connection with SEC registration statements, other filings and offerings, work performed in connection with the assessment of our internal controls over financial reporting, a new requirement imposed by the Sarbanes-Oxley Act of 2002, and our response to comments received from the SEC on our Annual Report on Form 10-K for the 2003 fiscal year.

(2)          Consists of audits of financial statements of certain subsidiaries and accounting and reporting consultation.

(3)          Consists of tax compliance and consulting services.

Pre-Approval Policies and Procedures

At its regularly scheduled and special meetings, the audit committee considers and pre-approves any audit, audit-related and non-audit services to be performed by our independent registered public accounting firm. The audit committee has delegated to the management of Heritage, through the chief financial officer, the authority to grant pre-approvals of audit and audit-related services and certain tax planning services without prior approval of the audit committee or the chairman of the audit committee up to a maximum fee amount of $25,000 individually or in the aggregate. However, management is required to promptly notify the audit committee of any such pre-approvals. In addition, the audit committee has delegated to its chairman the authority to grant pre-approvals of audit and audit-related services and certain tax planning services up to a maximum fee amount of $50,000 individually or in the aggregate. The full audit committee must pre-approve all services in excess of the foregoing amounts.

EXECUTIVE COMPENSATION

Executive Officers

Except for Thomas C. Prendergast, no executive officer was selected as a result of any arrangement or understanding between that executive officer and any other person. All executive officers are elected annually by, and serve at the discretion of, the Board of Directors. Thomas C. Prendergast serves as our Chairman, President and Chief Executive Officer pursuant to the terms of his employment agreement.

Thomas C. Prendergast, age 56, has served as our Chairman, President and Chief Executive Officer since July 1999. Prior to that time, from 1980 until July 1999, Mr. Prendergast was President and Chief Executive Officer of our predecessor company, the real estate company formed by NETT in 1970. Mr. Prendergast is the brother of Robert G. Prendergast, our Senior Vice President, Chief Operating Officer.

David G. Gaw, age 54, became our Senior Vice President, Chief Financial Officer and Treasurer in April 2001. Mr. Gaw oversees our accounting, capital markets, control, financial management and information systems departments. Mr. Gaw was previously Senior Vice President and Chief Financial Officer of Boston Properties, Inc., a publicly-traded office real estate investment trust. He joined Boston Properties in 1982 and was responsible for its financial operations until October 2000.

Robert G. Prendergast, age 46, became our Senior Vice President, Chief Operating Officer in June 2004 and, in that capacity, oversees our day-to-day operations. Prior to that time, beginning in November 1999, Mr. Prendergast was our Vice President, Property Management and Construction and oversaw our development, construction and property management activities. Mr. Prendergast is the brother of Thomas C. Prendergast, our Chairman, President and Chief Executive Officer.

Bruce A. Anderson, age 56, became our Vice President, Acquisitions in April 2002. Mr. Anderson oversees our acquisition and disposition activities. Prior to joining Heritage, Mr. Anderson was Senior Vice President of Acquisitions and Development of Konover Property Trust, Inc., a publicly-traded community shopping center REIT in Raleigh, North Carolina from 1997 until March 2001. While at Konover, Mr. Anderson was responsible for all shopping center acquisitions, property sales and retail development and re-development.

Stephen H. Faberman, Esq., age 36, became our Vice President, Corporate Counsel in October 2003. Mr. Faberman co-manages our legal department and oversees our legal work relating to corporate compliance, capital markets transactions, corporate governance and securities law compliance. Prior to joining Heritage, Mr. Faberman was a corporate and securities partner with Bingham McCutchen LLP, a national law firm with its principal offices in Boston, Massachusetts. Mr. Faberman joined Bingham as an associate in January 1996 and became a partner in January 2002.

Mark A. Nevens, age 51, became our Vice President, Human Resources in July 2005 and, in that capacity, oversees our hiring, employee relations, employee benefits and payroll departments. Prior to that time, beginning in August 2003, Mr. Nevens was our Director, Human Resources.  Before joining Heritage, Mr. Nevens was Director, Human Resources at Level 1, Inc., a medical device manufacturing company, with whom he was employed from June 1994 until he joined Heritage.

Patrick H. O’Sullivan, age 38, has served as our Vice President, Finance & Accounting since July 1999. Mr. O’Sullivan oversees our financial reporting, treasury, cash management, budgeting, property accounting and tax compliance activities and also provides transaction support with respect to capital markets transactions. Prior to joining Heritage, Mr. O’Sullivan was Director of Finance at NETT’s real estate company, which he joined in 1998. Previously, from 1990 to 1998, he was at KPMG Peat Marwick LLP (n/k/a KPMG LLP), where he was a senior manager from 1996 to 1998.

Barry S. Rodenstein, age 45, became our Vice President, Leasing in July 2001. Mr. Rodenstein oversees all aspects of our leasing operations. Prior to joining Heritage, Mr. Rodenstein was with Trammell Crow Company, a nationwide real estate company, with whom he was employed from 1988 until 2001. While at Trammell Crow Company, he was responsible for overseeing its New England Retail Services Division.

David C. Sweetser, age 51, became our Vice President, Business Development in February 2004. In June 2004, Mr. Sweetser also became responsible for our property management, development and construction activities. Prior to joining Heritage, from August 2002 until November 2003, Mr. Sweetser was Director of Leasing at Eastern Development, Inc., where his responsibilities included retail leasing. From April 2000 until May 2002, Mr. Sweetser was President of GovConnect, Inc., a subsidiary of Renaissance Worldwide, Inc.

Louis C. Zicht, Esq., age 56, has served as our Vice President, General Counsel since July 1999. Mr. Zicht co-manages our legal department and oversees our legal work relating to acquisitions, dispositions, development, and general real estate. Mr. Zicht was previously General Counsel of NETT’s real estate company, which he joined in 1974.

Compensation Tables

The following table sets forth the compensation paid or accrued in 2005 to our Chief Executive Officer and our four other most highly compensated executive officers.

Summary Compensation Table

						Long-Term Compensation Awards
			Annual Compensation		Securities	Restricted
	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)(3)(4)	Underlying Options (#)(1)	Stock Awards ($)(1)(5)	All Other Compensation ($)(6)
Thomas C. Prendergast	2005	$615,000	$615,000	$895,630	—	$6,535,200	$7,684,842
President and CEO	2004	585,000	936,000	440,750	—	5,792,730	1,060,341
	2003	585,000	936,000	39,609	140,000	5,272,200	1,081,072
David G. Gaw	2005	$300,000	$180,000	$11,548	—	$972,500	$8,400
Senior Vice President	2004	280,000	280,000	11,102	—	840,480	8,200
and CFO	2003	280,000	280,000	9,313	60,000	695,580	8,000
Robert G. Prendergast	2005	$285,000	$171,000	$9,898	—	$622,400	$8,400
Senior Vice President,	2004	265,000	220,667	10,189	—	381,090	8,200
COO	2003	220,000	132,000	5,401	30,000	200,520	8,000
Barry S. Rodenstein	2005	$240,000	$96,000	$9,128	—	$213,950	$8,400
Vice President, Leasing	2004	240,000	144,000	8,389	—	265,740	8,200
	2003	240,000	144,000	7,800	30,000	200,520	8,000
Bruce A. Anderson	2005	$205,000	$82,000	$7,210	—	$213,950	$8,400
Vice President,	2004	205,000	123,000	6,438	—	234,840	8,200
Acquisitions	2003	185,000	111,000	4,800	15,000	113,880	—

(1)          Cash and non-cash bonuses, option grants and restricted share grants are reported in the year in which the compensation service was performed, even if the bonuses, options grants or restricted shares were paid, granted or issued in a subsequent year.

(2)          The amounts shown in this column for 2005 include the following:

	Health Insurance	Tax Reimbursement*	Parking	Car Allowance	Financial Planning and Other Service Fees
Mr. T. Prendergast	$3,350	$868,364	$4,396	$9,520	$10,000
Mr. Gaw	3,350	—	2,198	6,000	—
Mr. R. Prendergast	—	—	2,198	7,700	—
Mr. Rodenstein	—	—	2,198	6,930	—
Mr. Anderson	—	—	2,198	5,012	—

*                   Represents the payment of taxes in connection with the vesting of shares of common stock previously granted and the payment of insurance premiums.

(3)          The amounts shown in this column for 2004 include the following:

	Health Insurance	Tax Reimbursement*	Parking	Car Allowance	Financial Planning and Other Service Fees
Mr. T. Prendergast	$3,313	$413,535	$3,349	$10,553	$10,000
Mr. Gaw	3,313	—	1,789	6,000	—
Mr. R. Prendergast	—	—	1,789	8,400	—
Mr. Rodenstein	—	—	1,789	6,600	—
Mr. Anderson	—	—	1,789	4,649	—

*                   Represents the payment of taxes in connection with the vesting of shares of common stock previously granted and the payment of insurance premiums.

(4)          The amounts shown in this column for 2003 include the following:

	Health Insurance	Tax Reimbursement*	Car Allowance	Financial Planning and Other Service Fees
Mr. T. Prendergast	$3,313	$18,333	$7,963	$10,000
Mr. Gaw	3,313		6,000	—
Mr. R. Prendergast	—		5,401	—
Mr. Rodenstein	—		7,800	—
Mr. Anderson	—		4,800	—

*                   Represents the payment of taxes in connection with the payment of insurance premiums.

(5)          Represents the dollar value of restricted stock awards, calculated by multiplying the fair market value of the Company common stock on the date of grant by the number of shares awarded. Restricted stock awards related to 2005 performance were issued on March 9, 2006 and the fair market value of the Company common stock on that date was $38.90. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the shares.

The contractual restrictions on transfer and forfeiture provisions with respect to restricted stock awards lapse ratably over periods ranging from one to three years. In the event of a change in control, all unvested restricted share awards would become immediately vested. These shares are forfeitable to us upon termination of employment under certain circumstances and are subject to restrictions on transfer. Upon grant, the recipient has full voting and dividend rights with respect to all shares granted.

The total number and value of restricted stock held by the named executive officers at December 31, 2005 are as follows (including the grants shown in the table above (a) earned for 2005 performance and (b) issued as the fifth installment of the special stock grants discussed in the section of this proxy statement entitled “Employment Agreements”, which shares were issued on March 9, 2006):

Name	Total Number of Restricted Shares Held	Value at December 30, 2005*
Thomas C. Prendergast	415,467	$13,876,598
David G. Gaw	66,201	2,211,113
Robert G. Prendergast	34,333	1,146,722
Barry S. Rodenstein	19,767	660,218
Bruce A. Anderson	15,100	504,340

*                    Value is based on the closing price of our common stock on December 30, 2005, which was $33.40.

In addition, in March 2006, the forfeiture provisions and transfer restrictions with respect to 182,489 restricted shares issued to Mr. Prendergast, 23,734 restricted shares issued to Mr. Gaw, 8,778 restricted shares issued to Mr. Robert Prendergast, 7,201 restricted shares issued to Mr. Rodenstein, and 4,201 restricted shares issued to Mr. Anderson and reflected in the table above terminated.

(6)          For 2005, represents a one-time, lump sum payment to Mr. Thomas Prendergast of approximately $6.4 million paid in connection with the December 2005 amendment of Mr. Prendergast’s employment agreement. For a detailed description of this amendment, see the discussion set forth below in the section of this proxy statement entitled “Employment Agreements.” Also includes (a) $1,250,000 accrued by us under the supplemental executive retirement plan, or SERP, we established for Mr. Thomas Prendergast’s benefit, and (b) $26,442 in insurance premiums paid by us for a life insurance policy in favor of Mr. Thomas Prendergast. Also includes 401(k) matching contributions made by us for the benefit of Messrs. Thomas Prendergast, Gaw, Robert Prendergast, Rodenstein and Anderson.

For 2004, represents (a) $1,025,699 accrued by us under the SERP we established for Mr. Thomas Prendergast’s benefit and (b) $26,442 in insurance premiums paid by us for a life insurance policy in favor of Mr. Thomas Prendergast. Also includes
401(k) matching contributions made by us for the benefit of Messrs. Thomas Prendergast, Gaw, Robert Prendergast, Rodenstein and Anderson.

For 2003, represents (a) $1,046,631 accrued by us under the SERP we established for Mr. Thomas Prendergast’s benefit and (b) $26,442 in insurance premiums paid by us for a life insurance policy in favor of Mr. Thomas Prendergast. Also includes
401(k) matching contributions made by us for the benefit of Messrs. Thomas Prendergast, Gaw, Robert Prendergast, and Rodenstein.

Supplemental Executive Retirement Plan

Effective January 2000, we adopted a non-qualified supplemental executive retirement plan, or SERP. Thomas C. Prendergast is eligible to participate in the SERP as part of his total compensation package. Mr. Prendergast is currently the only employee of Heritage eligible to participate in the SERP.

Benefits payable under the SERP are based upon a percentage of Mr. Prendergast’s average annual cash compensation, consisting of base salary and cash bonus for the three calendar years of the last ten years of his employment with us and our predecessor, NETT’s real estate company, which produce the highest average amount. Mr. Prendergast may begin to receive payments under the SERP following his Normal Retirement Date (NRD), which, under the SERP, is his 60th birthday. Benefits under the SERP will terminate upon Mr. Prendergast’s death but not before the tenth anniversary of his retirement. At Mr. Prendergast’s election, made not later than 30 days after termination of employment, payment of the SERP benefit which has vested will commence at any time selected by Mr. Prendergast after he has terminated employment with us. If the election to receive that SERP benefit is made prior to Mr. Prendergast’s NRD, the SERP payment will be actuarially reduced.

Under Mr. Prendergast’s employment agreement, the SERP benefit to which he is entitled will be equal to 50% of his highest three-year average annual compensation of the last ten years, subject to reduction under certain circumstances. Benefits earned under the SERP vested 50% upon adoption of the SERP and Mr. Prendergast becomes additionally vested at 6.25% per year as of the end of each calendar year commencing December 31, 1999 that he continues to be our employee. As of December 31, 2005, Mr. Prendergast is 93.75% vested in his SERP. Mr. Prendergast will become 100% vested in his SERP upon the effective date of a change of control.

The following table shows estimated annual retirement benefits payable to Mr. Prendergast in the SERP on a straight life annuity basis upon retirement in specified years of continuous service and remuneration classes. Amounts are inclusive of any benefits to be provided from the Company’s contribution to Mr. Prendergast’s 401(k) Plan. The value of any stock compensation received by Mr. Prendergast is excluded from the calculation of benefits under the SERP.

	Service (in years)
Average Annual Compensation	3	5	10 or More
$ 250,000	$28,834	$53,834	$116,334
500,000	66,334	116,334	241,334
750,000	103,834	178,834	366,334
1,000,000	141,334	241,334	491,334
1,250,000	178,834	303,834	616,334
1,500,000	216,334	366,334	741,334
1,750,000	253,834	428,834	866,334
2,000,000	291,334	491,334	991,334
2,250,000	328,834	553,834	1,116,334
2,500,000	366,334	616,334	1,241,334

Amounts payable for life with a guaranteed period of ten years commencing at the later of retirement or age 60.

Stock Option Grants

Heritage did not grant any stock options relating to 2005 performance to any of its executive officers, including those named in the summary compensation table.

Option Exercises and Holdings

The following table contains information as of December 31, 2005 concerning option exercises and option holdings with respect to each of the executive officers named in the summary compensation table.

	Shares Acquired on	Value Realized	Number of Shares Underlying Unexercised Options		Option Values Value of In-the-Money Options(2)
Name	Exercise	(1)($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas C. Prendergast	—	—	930,001	239,999	$7,709,800	$1,722,000
David G. Gaw	—	—	180,000	80,000	1,468,200	546,000
Robert G. Prendergast	—	—	50,667	38,333	401,567	257,933
Barry S. Rodenstein	46,000	525,290	—	24,000	—	173,300
Bruce A. Anderson	—	—	11,667	11,666	81,720	81,717

(1)          Represents the difference between the closing price of the stock on the date of exercise and the exercise price of the stock options.

(2)          Represents the difference between the closing price of the stock on December 30, 2005 ($33.40) and the exercise price of the stock options.

Employment Agreements

Mr. Thomas C. Prendergast, our Chairman, President and Chief Executive Officer, has an employment agreement with us, which provides for a five-year term expiring in April 2007. Under his employment agreement, Mr. Prendergast receives an annual base salary, which is currently $615,000, and he is eligible for an incentive bonus based on performance objectives established by our compensation committee. The threshold bonus amount is currently 50% of Mr. Prendergast’s base salary and the maximum bonus amount payable to Mr. Prendergast is 200% of his base salary.

In January 2000, Mr. Prendergast received an initial grant of 400,000 stock options and 75,000 shares of restricted stock under his employment agreement.

In July 2002, as part of an amendment to Mr. Prendergast’s employment agreement, the Board of Directors approved the issuance over five years of an aggregate of up to 775,000 shares of restricted stock with no exercise price to members of our senior management, including Mr. Prendergast. Heritage issued the first installment of 155,000 shares in July 2002, of which Mr. Prendergast received 120,000 shares. Heritage has issued annually in March each of the remaining installments, with Mr. Prendergast receiving 120,000 shares of each installment. When issued, these shares were subject to risk of forfeiture and transfer restrictions, which terminated, in each case, on the first anniversary of the date of issuance. The last installment was issued in March 2006. Upon issuance, this installment is subject to risk of forfeiture and transfer restrictions, which will terminate in March 2007, the first anniversary of the date of the installment, subject to Mr. Prendergast’s continued employment with us on that date.

Mr. Prendergast is also eligible to receive an annual stock option award of up to 100,000 options and an annual performance share award of up to 64,000 shares under our equity incentive plan based upon the achievement of management and performance objectives established by our compensation committee.

Mr. Prendergast also participates in our employee benefit plans on a basis consistent with other executives of our company. As required by his employment agreement, we have established a supplemental executive retirement plan, or SERP, for Mr. Prendergast’s benefit. We have also agreed to reimburse Mr. Prendergast for certain business, legal and tax preparation and financial planning expenses.

Mr. Prendergast’s employment may be terminated by us for “cause” in the event of:

•       the conviction of Mr. Prendergast of a felony;

•       the willful breach of duty of loyalty by Mr. Prendergast that is materially detrimental to us;

•       the willful failure of Mr. Prendergast to perform his duties or to follow the directives of our Board of Directors; or

•       the gross negligence or willful misconduct of Mr. Prendergast in the performance of his duties.

Mr. Prendergast may terminate his employment for “good reason,” which includes:

•       a removal from or failure to re-elect Mr. Prendergast as President, Chief Executive Officer or a director of our company;

•       the assignment to Mr. Prendergast of duties, responsibilities or reporting requirements inconsistent with his positions as President and Chief Executive Officer or director;

•       a reduction in Mr. Prendergast’s base salary;

•       our failure to maintain our incentive plans;

•       except as required by law, a material diminution in Mr. Prendergast’s fringe benefits;

•       the requirement by us that our principal place of business be changed to a location outside the greater Boston area; or

•       any breach by us of his employment agreement.

If Mr. Prendergast’s employment is terminated without cause, for good reason or because of any disability, we must pay Mr. Prendergast his base salary for the longer of 12 months after the termination or the expiration of the term of the employment agreement. We must also pay him a portion of his incentive bonus. In addition, the SERP, any restricted shares, annual performance shares and stock options granted to Mr. Prendergast under our incentive plan will immediately vest. Mr. Prendergast will also be allowed to participate in our benefit plans during his severance period. If Mr. Prendergast’s employment is terminated for cause, without good reason or because of death, Mr. Prendergast is entitled to his base salary through the date of termination. If Mr. Prendergast’s employment terminates as a result of the completion of the term, we are required to pay Mr. Prendergast his base salary for 12 months after the date of termination.

In the event of a change in control of our company during the term of Mr. Prendergast’s employment agreement when the remainder of the term is less than three years, the term of Mr. Prendergast’s employment agreement automatically extends for an additional three years. In addition, upon a change in control, the SERP, any restricted shares, annual performance shares and stock options granted to Mr. Prendergast under our equity incentive plan will immediately vest. In addition, to the extent that payments or benefits under Mr. Prendergast’s employment agreement or other benefit plan will result in application of federal excise taxes on “excess parachute payments,” we have agreed to provide a gross-up payment to offset the excise tax liability.

Mr. Prendergast’s employment agreement prohibits Mr. Prendergast while he is employed with us and for any period of time during which he receives severance, or for one year, in the case of a termination of employment for cause or without good reason, from engaging, directly or indirectly, in any business in competition with us or employing or soliciting the employment of any individual employed by us at any time while Mr. Prendergast was also employed with us.

Mr. Prendergast also has received tax-offset payments from us under his employment agreement. The purpose of these payments was to reimburse Mr. Prendergast for the amount of applicable taxes such as federal, state, local and Medicare taxes he incurs with respect to the grant, vesting or payment of any restricted stock awards covered by his employment agreement. Mr. Prendergast has waived his right to receive any tax-offset payments in connection with certain grants of stock options made in 2002 and the restricted share awards described in the third paragraph of this section.

In December 2005, the Board of Directors, upon the recommendation of the compensation committee, amended Mr. Prendergast’s employment agreement, effective December 31, 2005, to eliminate from the employment agreement a provision requiring Heritage to reimburse Mr. Prendergast for any taxes he would have incurred upon his exercise of certain stock options. In consideration for the amendment, Heritage made a one-time, lump sum payment to Mr. Prendergast of approximately $6.4 million.

Change in Control/Severance Agreements

We have entered into Change in Control/Severance Agreements with each of Messrs. Anderson, Faberman, Gaw, O’Sullivan, Robert Prendergast, Rodenstein, Sweetser and Zicht. The Change in Control/Severance Agreement of each of Messrs. Robert Prendergast, Anderson, Faberman, O’Sullivan, Rodenstein, Sweetser and Zicht was amended in 2005 to provide for the same terms as contained in Mr. Gaw’s Change in Control/Severance Agreement. These Change in Control/Severance Agreements provide for severance to be paid to each of these officers in the event their employment is terminated by us other than for “cause” or by these individuals for “good reason,” including following a change in control.

In the event that the employment of any of these individuals is terminated under these circumstances following a change in control, each is entitled to receive severance pay equal to two times the sum of their current base salary and their average incentive and long-term bonus for the three most recently completed fiscal years. In the event the employment of any of these individuals is terminated other than for “cause” or by these individuals for “good reason” (other than in connection with a change of control), these individuals are entitled to receive severance pay equal to the sum of their current base salary and their average incentive and long-term bonus for the three most recently completed fiscal years.

In addition, under our equity incentive plan, upon a termination of employment in these circumstances following a change in control, any restricted shares, annual performance shares and stock options granted to these individuals will immediately vest and all restrictions on these shares will terminate. Under these agreements, these individuals are also entitled to receive a payment for benefits forfeited under our retirement plans as a result of the termination of their employment. These individuals are also entitled to receive tax-offset payments from us to reimburse these individuals for the amount of excise taxes that may be incurred by these individuals in connection with the payment of the severance under these agreements and any other arrangements between these individuals and us. These agreements also contain confidentiality and noncompete provisions. These agreements are essentially identical to one another.

Compensation Committee Report

Committee Responsibilities.   The responsibilities of the compensation committee include:

•       reviewing, at least annually, the performance of the Chief Executive Officer and the other executive officers of the Company;

•       establishing the cash and equity-based compensation and benefits to be provided to the executive officers of the Company;

•       informally reviewing, to the extent available, information with respect to the compensation paid to executive officers of comparable equity real estate investment trusts and comparing this information with the overall compensation paid to the Company’s executive officers;

•       recommending compensation for the members of the Board of Directors for their service as directors; and

•       reporting periodically to the full Board of Directors with respect to the foregoing.

The committee met ten times during fiscal year 2005. The meetings generally focused on long-term management development, our compensation policy, including both annual and long-term forms of compensation, the review of best practices in executive compensation, and the evaluation of the CEO’s performance. In 2005, the committee also met eight times in connection with the amendment to Mr. Prendergast’s employment agreement. See the section of this proxy statement above entitled “Employment Agreements” for a description of this amendment. All committee members are actively engaged in the review of matters presented. The committee has direct access to independent compensation consultants and other experts for survey data, best practices and other information, as it deems appropriate.

Compensation Philosophy for Executive Officers.   The compensation committee’s executive compensation philosophy is to align the interests of key executives with the interests of stockholders by developing appropriate compensation measures for its executives. The compensation committee believes that components of the total compensation package for senior executives should include:

(i)            a base salary designed to compensate management near the 75th percentile of our competitive market in order to effectively recruit and retain key personnel;

(ii)        an annual incentive bonus, the amount of which will depend upon our success and of the executive’s involvement in achieving specified objectives; and

(iii)    a long-term equity incentive designed to (a) align the interests of management with the interests of stockholders, (b) deliver competitive levels of compensation to management contingent upon performance, and (c) motivate and focus management on our long-term growth and success.

For 2005, the compensation of our Chief Executive Officer and other executive officers comprised (i) an annual base salary, (ii) an annual incentive cash bonus, and (iii) a long-term equity incentive in the form of grants of shares of restricted stock made in March 2006 under Heritage’s equity incentive plan, as described below under “Long-Term Equity Incentive Program.”

The committee, guided by the philosophy stated above, exercises its independent discretion in reviewing and approving the executive compensation program as a whole, as well as specific compensation levels for each executive officer. To assist the compensation committee in its responsibilities, including setting the total compensation to be paid to the Chief Executive Officer and other executive officers, the compensation committee historically has engaged management compensation consulting firms to provide information and advice to the committee.

On a biennial basis, as a benchmark, a consultant provides the committee with comparisons of base salary, incentive cash bonuses, long-term incentive compensation and total compensation paid to executive officers by several peer groups of other public REITs. The compensation committee reviews the information provided with respect to a retail peer group and an implied equity market capitalization peer group (other public REITs with implied equity market capitalization comparable to Heritage). Based on this information, the compensation committee then reviews a comparative range of base salary, bonus, equity incentive and total compensation for each executive officer, with the low end being the median paid by the peer groups, and the high end being the 75th percentile paid by the peer groups for such executive officer’s comparable position (either in terms of job function or relative compensation standing within the company). In determining total compensation to be paid, the compensation committee also takes into account recommendations provided to the committee by our Chief Executive Officer.

Base Salary.   In order to compete for and retain talented executives who are critical to Heritage’s long-term success, the compensation committee has determined that the base salaries of executive officers should approximate those of executives of equity REITs which compete with us for employees, investors and tenants while also taking into account each executive officer’s performance and tenure. The compensation committee reviews base salaries biennially and, if appropriate, modifies such salaries to reflect recent market practices and performance. Generally, the modifications approved by the compensation committee are based upon market research provided to the compensation committee.

In November 2004, the compensation committee reviewed the base salaries of the Chief Executive Officer and certain other executive officers. In connection with its review, the compensation committee requested its compensation consultant to provide a new benchmarking analysis. Based upon this analysis, effective January 1, 2005, the base salary of Mr. Thomas Prendergast increased to $615,000, the base salary of Mr. Gaw increased to $300,000 and the base salary of Mr. Robert Prendergast increased to $285,000. The base salaries of Heritage’s other executive officers did not change.  In February 2006, the compensation committee increased Mr. Robert Prendergast’s base salary to $300,000 and Mr. Anderson’s base salary to $220,000, each effective January 1, 2006. The base salaries of Messrs. Thomas Prendergast, Gaw and Rodenstein did not change.

Annual Cash Incentive Bonus.   In order to motivate key executives to achieve annual strategic business goals, the compensation committee believes executives should receive annual cash incentive bonuses for their contributions in achieving these goals. The compensation committee has historically sought to provide key executives with a total compensation package that is competitive with comparable equity REITs when, among other things, our per share Funds From Operations (“FFO”) and “same store net operating income” (“NOI”) grow at certain pre-set rates. In addition, the compensation committee considers a variety of qualitative factors as well as the quantitative corporate performance measures historically used in determining annual incentive bonuses. The qualitative factors include overall progress in managing our portfolio, execution of successful acquisitions and new developments, including joint venture developments, effective management of capital resources and the continued development of management.

During each fiscal year, the compensation committee, in consultation with the Chief Executive Officer, establishes for each executive a range of cash incentive bonus opportunities, stated as percentages of that executive’s base salary, which the executive is entitled to receive based in part upon that executive’s position to impact the annual success of the Company and in part upon the level of performance achieved by the Company and the individual executive for that year. In general, the threshold, target and maximum amounts of the annual bonus are set at 50%, 100% and 200% of annual base salary in the case of the Chief Executive Officer and from 20% to 100% of annual base salary in the case of each other executive officer. The compensation committee established these annual incentive bonus ranges based upon the benchmarking analysis provided by the committee’s outside compensation consultant, as described above.

For 2005, in consultation with our Chief Executive Officer, the compensation committee considered that Heritage had achieved its FFO target, prior to taking into account the impact of the restatement, despite the extremely competitive acquisition environment. The compensation committee considered our achievements in executing our investment strategy, including the number and quality of properties we pursued and acquired in 2005, progress made in achieving our capital raising and development joint venture initiatives and our capital recycling efforts. The compensation committee also considered the continued strong performance of our core portfolio, as evidenced by the growth of NOI we achieved within our “same store” portfolio and our performance in comparison to our budget. Finally, the compensation committee considered the capital markets transactions we pursued, including the refinancing of our unsecured line of credit on improved terms and our obtaining a bridge loan on similar terms, and the continued payment of our $2.10 per share annual dividend.

Based upon our achievements in 2005, the compensation committee determined that cash bonuses should be awarded based upon our achieving “target” level of performance. As a result, under our compensation plan, Mr. Thomas Prendergast was awarded a cash bonus equal to 100% of his base salary, or $615,000, Mr. Gaw was awarded a cash bonus equal to 60% of his base salary, or $180,000, Mr. Robert Prendergast was awarded a cash bonus equal to 60% of his base salary, or $171,000, Mr. Rodenstein was awarded a cash bonus equal to 40% of his base salary, or $96,000, and Mr. Anderson was awarded a cash bonus equal to 40% of his base salary, or $82,000.

Long-Term Equity Incentive Program.   Historically, the compensation committee has determined that our long-term equity incentive program would consist of the grant of performance shares of restricted stock and nonqualified stock options under our equity incentive plan to senior executives, the exact numbers of which will vary, depending on the position and salary of the executive and our success in delivering annual total stockholder returns that meet threshold, target or maximum returns established by the compensation committee. As with the annual cash incentive bonus, during each fiscal year, the compensation committee, in consultation with the Chief Executive Officer, establishes for each executive a range of long-term equity incentive opportunities, which the executive is entitled to receive based in part upon that executive’s position to impact the annual success of the Company and in part upon the level of performance achieved by the Company and the individual executive for that year.

Based upon our achievements in 2005, as outlined above, the compensation committee determined that our executive officers, including Mr. Thomas Prendergast, were to be awarded performance shares equal to 75% of the maximum annual performance shares allocated to individual performance. As a result, the compensation committee awarded Mr. Thomas Prendergast 48,000 performance shares, Messrs. Gaw and Robert Prendergast 15,000 performance shares each, Mr. Rodenstein 4,500 performance shares, and Mr. Anderson performance 4,500 shares, relating to 2005 performance.

In November 2004, the compensation committee ceased granting “ordinary” stock options as a long-term performance incentive to members of senior management, including our Chief Executive Officer.  Instead, the compensation committee determined that executive officers would be eligible to receive stock options with “dividend equivalent rights.” The principal difference between “ordinary” stock options and options with “dividend equivalent rights” is that holders of options with “dividend equivalent rights” are entitled to receive dividends on the stock options as if the options had been exercised by the holder and shares issued. All other features of the options are identical. However, after considering our 2005 performance and other compensation paid for 2005, no options were awarded relating to 2005 performance.

In addition to performance-based grants of restricted stock, in 2005, the compensation committee approved the issuance of the fourth installment of the special share awards begun in 2002 following our initial public offering. In July 2002, as part of the amendment to Mr. Prendergast’s employment agreement, the Board of Directors approved the issuance over five years of an aggregate of up to 775,000 shares of restricted stock with no exercise price to members of senior management, including Mr. Prendergast. The issuance of each installment is subject to the satisfaction of performance milestones and other conditions. As part of each installment, Mr. Thomas Prendergast receives 120,000 shares, Mr. Gaw receives 10,000 shares, and Messrs Robert Prendergast and Rodenstein each receive 1,000 shares. In March 2006, the fifth and final installment was issued. The shares issued as part of each installment are subject to risk of forfeiture and transfer restrictions, which terminate on the first anniversary of the date of issuance, subject to continued employment.

Compensation of Chief Executive Officer.   The compensation committee believes that Thomas Prendergast played a critical role in the Company’s achieving its objectives for 2005 and performing well in difficult market conditions. In November 2004, the compensation committee recommended to the Board of Directors, and the Board adopted, an increase in Mr. Prendergast’s base salary to $615,000 and increased the bonus opportunity to the percentages described above. In accordance with the goals and formulas established under the compensation committee’s compensation programs, the compensation committee awarded Mr. Prendergast a cash bonus of $615,000 for 2005. In addition, Mr. Prendergast was awarded 48,000 shares of restricted stock under the Company’s equity incentive plan.

In arriving at Mr. Prendergast’s total compensation package for 2005, the compensation committee noted, among other things, our success in meeting or exceeding most of our financial and operational performance goals for fiscal 2005, and Mr. Prendergast’s success in (a) advancing our investment strategy, through prudent acquisitions, expansion of our development joint venture strategy and capital recycling program through the selective disposition of assets in non-core markets, (b) strengthening our balance sheet by selectively unencumbering assets and restructuring debt, and (c) delivering solid financial and operational results. We do not apply these factors on a strict formulaic basis, but rather take into account Mr. Prendergast’s contribution to Heritage’s success as a whole.

The compensation committee believes that Mr. Prendergast’s total compensation package for 2005 was both reasonable in relation to our performance for fiscal 2005 and competitive in relation to the total compensation paid to chief executive officers in our peer group. In determining Mr. Prendergast’s total compensation package, the compensation committee took into account the supplemental executive retirement plan maintained by the Company for Mr. Prendergast’s benefit and other benefits provided to Mr. Prendergast under his employment agreement. The compensation committee also took into account the final installment of special stock grants awarded to Mr. Prendergast as described above as well as the $6.4 million payment made to Mr. Prendergast in connection with the amendment of his employment agreement and described in the section of this proxy statement entitled “Employment Agreements”. The compensation committee views these items as extraordinary and not as components of the Company’s annual compensation program.

Federal Tax Regulations.   The compensation committee has considered the application of Section 162(m) of the Internal Revenue Code of 1986, as amended, to the Company’s compensation practices. Section 162(m) generally limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as performance-based compensation.

This report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Heritage specifically incorporates this information by reference, and shall not otherwise be deemed filed under those acts.

The foregoing report has been furnished by the current members of the compensation committee.

Robert J. Watson, Chairman, Bernard Cammarata, and Kenneth K. Quigley, Jr.

Compensation Committee Interlocks and Insider Participation

The compensation committee currently consists of Messrs. Watson, Cammarata and Quigley. There are no compensation committee interlocks and no member of the compensation committee serves, or has in the past served, as an employee or officer of Heritage.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TJX Companies

In July 1999, Bernard Cammarata became a member of our board of directors. Until September 2005, Mr. Cammarata was Chairman of the Board of TJX Companies, Inc., our largest tenant. In September 2005, Mr. Cammarata became the Chief Executive Officer of TJX, a position he previously held. Annualized base rent from the TJX Companies was $14.4 million for the year ended December 31, 2005, representing approximately 5.3% of our total annualized base rent for all leases in which tenants were in occupancy at December 31, 2005. TJX pays us rent in accordance with 52 leases at our properties.

Ahold USA

In July 1999, William M. Vaughn, III became a member of our board of directors. Since January 1, 2006, Mr. Vaughn has been a consultant to Ahold USA, Inc., the parent company of The Stop & Shop Supermarket Company, a grocery chain headquartered in Massachusetts. From January 2003 to December 2005, Mr. Vaughn was Senior Vice President, Labor Relations of Ahold U.S.A. Prior to that time, Mr. Vaughn was Executive Vice President, Human Resources of The Stop & Shop Supermarket Company, with whom he had been employed since 1974. Mr. Vaughn is a co-trustee of NETT and Net Realty Holding Trust, our largest stockholder. Annualized base rent from Ahold USA and its subsidiary companies was $1.5 million for the year ended December 31, 2005, representing approximately 0.6% of our total annualized base rent for all leases in which tenants were in occupancy at December 31, 2005. Ahold USA and its subsidiary companies pay us rent in accordance with 3 leases at our properties.

A.C. Moore

In June 2004, Michael J. Joyce became a member of our board of directors. In July 2004, Mr. Joyce became a member of the board of directors of A.C. Moore Arts & Crafts. Annualized base rent from A.C. Moore was $0.5 million for the year ended December 31, 2005, representing 0.2% of our total annualized base rent for all leases in which tenants were in occupancy at December 31, 2005. A.C. Moore pays us rent in accordance with 3 leases at our properties.

Transactions with Net Realty Holding Trust and Affiliates

Boston Office Lease

In 1974, NETT and Net Realty Holding Trust entered into an agreement providing for the lease by NETT of 14,400 square feet of space in an office building at 535 Boylston Street for its Boston offices. We became the landlord under this lease when we acquired 535 Boylston Street in connection with our formation in July 1999. This lease expired on March 31, 2005. Prior to expiration, NETT paid us $648,000 per year in minimum rent.

131 Dartmouth Street Joint Venture

In November 1999, we entered into a joint venture with NETT for the acquisition and development of a 365,000 square foot commercial office building at 131 Dartmouth Street, Boston, Massachusetts. This joint venture is owned 94% by NETT and 6% by us. We were issued this interest as part of a management arrangement with the joint venture pursuant to which we manage the building. We have no ongoing capital contribution requirements with respect to this office building, which was completed in January 2003. The first tenants began occupying this office building in January 2004.

In February 2004, we entered into an eleven-year lease with our joint venture with NETT for the lease of approximately 31,000 square feet of space and we moved our corporate headquarters to this space during the first quarter of 2004. Under the terms of this lease, which was negotiated on an arms-length basis, we began paying rent to the joint venture in February 2005. We pay $1.1 million per year in minimum rent through 2009 and $1.2 million per year from 2010 through 2014.

Stockholders Agreement with Net Realty Holding Trust

Amended Stockholders Agreement

In connection with our initial public offering in April 2002, we and Net Realty Holding Trust entered into an amended stockholders agreement governing our relationship with Net Realty Holding Trust after the offering. This agreement eliminated all prior terms of our then existing stockholders agreement and provides for the following new terms—

Election of Directors

•       We agreed that as long as Net Realty Holding Trust owns at least 25% of the outstanding shares of our common stock, Net Realty Holding Trust has the right to designate for nomination four members of our Board of Directors. If Net Realty Holding Trust’s ownership percentage in our common stock is reduced to less than 25% but remains in excess of 10% of our common stock, two of Net Realty Holding Trust’s designees will be required to resign from our Board of Directors. If Net Realty Holding Trust’s ownership percentage in our common stock is reduced to less than 10%, Net Realty Holding Trust will no longer have the right to designate for nomination any of our directors.

•       Net Realty Holding Trust agreed that it will not seek any additional representation on our Board of Directors. In addition, except at our request, and subject to its fiduciary duties under applicable law, Net Realty Holding Trust has agreed that it will not seek to change the size or composition of our Board of Directors.

Additional Equity and Preemptive Rights

•       Net Realty Holding Trust agreed that it will not, directly or indirectly, acquire any additional shares of stock if that acquisition would result in an increase in Net Realty Holding Trust’s ownership percentage of our stock.

•       We granted to Net Realty Holding Trust a preemptive right to maintain its ownership percentage of our stock by purchasing any shares of our stock offered to third parties on the same terms and conditions as are offered to those third parties. This preemptive right does not apply to some limited issuances, including in connection with the exercise of stock options and other rights under our incentive plan, issuances of units of limited partnership interests by our operating partnerships and issuances of equity in connection with acquisition or merger transactions. In addition, the preemptive right does not apply if the exercise of this right would jeopardize our status as a REIT. In December 2003, we completed a secondary public offering of our common stock and sold a total of 3,932,736 shares. Net Realty Holding Trust exercised its contractual preemptive right and purchased approximately 40% of the shares we sold in the offering on the same terms as third parties purchased shares.

Registration Rights

•       Net Realty Holding Trust has demand and piggyback registration rights with respect to their shares of our common stock. These registration rights are subject to customary cut-back and lock-out restrictions. In response to Net Realty Holding Trust’s exercise of its demand right pursuant to this agreement, during 2005, we registered all of Net Realty Holding Trust’s shares.

Other Transactions

In April 2002, Richard Garrison became a member of our Board of Directors. Since December 2005, Mr. Garrison has been Senior Vice President, Organizational Development of Vertex Pharmaceuticals, Incorporated. Prior to that time, Mr. Garrison was President of Bink Inc., a management-consulting firm. Until December 2005, we leased space to Bink Inc. at one of our Boston office buildings. Under this lease, we leased Mr. Garrison 1,000 square feet and he paid us approximately $17,000 per year in rent.

We believe that each of these transactions was entered into by us on terms no less favorable to us than those that could be obtained from unrelated third parties.

SHARE PERFORMANCE GRAPH

The following graph provides a comparison of cumulative total stockholder return for the period from April 2002 (the month during which our common stock was first publicly traded) through December 31, 2005, among Heritage, the Standard & Poor’s (“S&P”) 500 Index and the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) Equity REIT Total Return Index, an industry index of 149 equity REITs (including Heritage). The Share Performance Graph assumes an investment of $100 in each of Heritage and the two indexes, and the reinvestment of any dividends. Equity REITs are defined as those with 75% or more of their gross invested book value of assets invested directly or indirectly in the equity ownership of real estate. Upon written request, we will provide any stockholder with a list of the REITs included in the Equity REIT Index. The historical information set forth below is not necessarily indicative of future performance. Data for the Equity REIT Index and the S&P 500 Index were provided to us by NAREIT. The data shown is based on the share prices or index values, as applicable, at the end of each month shown.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, our directors, executive officers, and persons holding more than 10% percent of our common stock are required to report their ownership of the common stock and any changes in that ownership to the SEC. These directors, officers and 10% holders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Specific due dates for these reports have been established, and we are required to report in this proxy statement any failure to file by those dates during 2005. In 2005, one of our directors, Ritchie E. Reardon, obtained 20 shares of the Company’s stock in a transaction that was not timely reported. To our knowledge, based solely on review of the copies of those reports furnished to us, all our other directors, and all our officers and 10% stockholders made all required filings during the fiscal year ended December 31, 2005.

ANNUAL REPORT

We have provided without charge a copy of our annual report to stockholders for fiscal year 2005 to each person being solicited by the proxy statement. Upon the written request by any person being solicited by this proxy statement, we will provide without charge additional copies of our annual report and our other SEC filings. All requests should be directed to Investor Relations, Heritage Property Investment Trust, Inc., 131 Dartmouth Street, Boston, Massachusetts 02116. This information is also available on our website (www.heritagerealty.com) and the EDGAR version of our SEC filings is available at the SEC’s website (www.sec.gov).

STOCKHOLDER PROPOSALS

Under Rule 14a-8 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, all stockholder proposals that are intended to be presented at the 2007 Annual Meeting of Stockholders of the Company must be received by the Company no later than December 12, 2006, in order that they be considered for inclusion in our proxy statement and form of proxy relating to that annual meeting.

In addition, any stockholder who wishes to propose a nominee to the Board of Directors or submit any other matter to a vote at a meeting of stockholders (other than a stockholder proposal to be included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Securities Exchange Act of 1934, as amended) must comply with the advance notice provisions and other requirements of Article I, Section 2 and Article II, Section 4 of our bylaws, which are on file with the SEC and may be obtained from the Secretary of Heritage upon request. These notice provisions require that recommendations for director candidates and submissions regarding any other matter for the 2007 annual meeting must be received no earlier than December 13, 2006 and no later than February 11, 2007. If a stockholder nomination or proposal is received before or after the range of dates specified in the advance notice provisions, our proxy materials for the next annual meeting of stockholders may confer discretionary authority to vote on such matter without any discussion of the matter in the proxy materials.

OTHER BUSINESS

Our Board of Directors knows of no other business to be acted upon at the annual meeting. However, if any other business properly comes before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.

The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the annual meeting, please sign the proxy and return it in the enclosed envelope.

Proxy for Annual Meeting of Stockholders
to be held on May 12, 2006
This Proxy is solicited on behalf of the Board of Directors

The undersigned stockholder of Heritage Property Investment Trust, Inc., a Maryland corporation (the “Company”), having received notice of the 2006 Annual Meeting of Stockholders of the Company and having revoked all prior proxies, hereby appoint(s) Thomas C. Prendergast, Stephen H. Faberman and David G. Gaw, or any one or more of them as proxies for the undersigned (with full power of substitution in them and each of them) to attend the 2006 Annual Meeting of Stockholders of the Company, to be held at The Westin Copley Place, 10 Huntington Avenue, Boston, Massachusetts 02116, on Friday, May 12, 2006, at 9:00 a.m., Local Time, and any adjournment or postponement thereof, and to vote and act in respect of all shares of the Company’s common stock which the undersigned shall be entitled to vote or act upon and otherwise to represent the undersigned at the meeting, with all the powers the undersigned would possess if personally present:

The shares represented by this proxy will be voted as directed by the undersigned. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “for” each of the nominees for director and “for” each of the other proposals described in the Proxy Statement and in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

PLEASE SIGN AND DATE ON THE REVERSE SIDE OF THIS PROXY CARD AND PROMPTLY RETURN IT IN THE
ENCLOSED POSTAGE PRE-PAID ENVELOPE.

(Continued and to be signed on the reverse side).

HERITAGE PROPERTY INVESTMENT TRUST, INC.
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

1.	Election of Directors— Class 1 (To Serve Until 2009)		For All	Withhold All	For All (Except for Nominee(s) whose names are written on the line below)
	Kenneth K. Quigley, Jr. Ritchie E. Reardon	William M. Vaughn III Robert J. Watson	°	°	°
2.	To vote and act with discretionary authority upon, or in regard to, any other matters which may properly come before the Annual Meeting or any adjournment or postponement thereof:

Attendance of the undersigned at the Annual Meeting of Stockholders or at any adjourned session thereof will not be deemed to revoke this Proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote said shares in person. Please sign exactly as name appears on the records of the Company and date. If the shares are held jointly, each holder must sign. When signing as attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give the full title under signature(s). The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting and the Proxy Statement accompanying the Notice and revokes any proxy heretofore given with respect to such meeting. Please note any change of address hereon.

Dated:
Signature(s)

In signing, please write name(s) exactly as appearing on stock certificate(s). Joint owners should each sign individually.

▲  FOLD AND DETACH HERE  ▲

YOUR VOTE IS IMPORTANT!

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY
IN THE ENCLOSED, POSTAGE PRE-PAID ENVELOPE.